# Agreement

Between

Perfectenergy International Limited, represented by…(party 1)

And

Xiaochun Haas, née Bi, Tannenweg 8, 53757 Sankt Augustin, Germany (party 2)

This agreement supplements the agreement between Perfectenergy Limited (BVI) and party 2, dated 26 August 2007.

Party 2 is CEO and also only shareholder of the company Perfectenergy GmbH, presently in the process of being registered as having its seat in Sankt Augustin, Germany.

Party 2 came into her position as only shareholder for practical reasons and acting as fiduciary for Party 1. Party 1 provided all financial means for establishing the mentioned company and is also in charge of covering all cost which have accrued or will accrue with establishing and running Perfectenergy GmbH. There is no personal liability of Party 2 in this context but she acts within pertinent authority given to her by Party 1.

It is planned to transfer shareholding of Perfectenergy GmbH to Party 1 as soon as the practical and legal preconditions are met. Party 2 hereby already gives its consent to this transfer and commits herself to assist in any reasonable way to make this transfer possible without charging any purchase price for herself. Her position as CEO of Perfectenergy GmbH is not changed in any way through this transfer of shares.

Done at Shanghai and Sankt Augustin, this 20th day of September 2007

For Party 1

……………………………

For and on behalf of
Perfectenergy International Ltd.

Authorised Signature(s)

Party 2

……………………………